                                                                 EXHIBIT 10.82



                               U.S. $150,000,000

                                CREDIT AGREEMENT

                        Dated as of June 1, 1994, among

                             SUN MICROSYSTEMS, INC.

                                  as Borrower

                                      and

                            THE LENDERS NAMED HEREIN

                                   as Lenders

                                      and

                               CITICORP USA, INC.

                                    as Agent

                               Table of Contents
                                                                          Page
                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.01.  Certain Defined Terms . . . . . . . . . . . . .    1
         SECTION 1.02.  Computation of Time Periods . . . . . . . . . .   11
         SECTION 1.03.  Accounting Terms  . . . . . . . . . . . . . . .   11

                                   ARTICLE II
                         AMOUNTS AND TERMS OF ADVANCES

         SECTION 2.01.  The A Advances  . . . . . . . . . . . . . . . .   11
         SECTION 2.02.  Making the A Advances . . . . . . . . . . . . .   12
         SECTION 2.03.  The B Advances  . . . . . . . . . . . . . . . .   13
         SECTION 2.04.    Fees  . . . . . . . . . . . . . . . . . . . .   17
         SECTION 2.05.  Reduction of the Commitments  . . . . . . . . .   17
         SECTION 2.06.  Repayment of A Advances . . . . . . . . . . . .   17
         SECTION 2.07.  Interest on A Advances  . . . . . . . . . . . .   17
         SECTION 2.08.  Notes . . . . . . . . . . . . . . . . . . . . .   18
         SECTION 2.09.  Interest Rate Determination . . . . . . . . . .   18
         SECTION 2.10.  Sharing of Payments, Etc  . . . . . . . . . . .   19
         SECTION 2.11.  Prepayments of A Advances . . . . . . . . . . .   19
         SECTION 2.12.  Increased Costs . . . . . . . . . . . . . . . .   20
         SECTION 2.13.  Illegality  . . . . . . . . . . . . . . . . . .   21
         SECTION 2.14.  Payments and Computations . . . . . . . . . . .   21
         SECTION 2.15.  Taxes . . . . . . . . . . . . . . . . . . . . .   23

                                  ARTICLE III
                             CONDITIONS OF LENDING

         SECTION 3.01.  Condition Precedent to Initial Advances . . . .   24
         SECTION 3.02.  Conditions Precedent to Each A
                        Borrowing  . . . . . . . . . . .. . . . . . . .   25
         SECTION 3.03.  Conditions Precedent to Each B
                        Borrowing   . . . . . . . . . . . . . . . . . .   26

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01.  Representations and Warranties of the
                        Borrower   . . . . . . . . . . .  . . . . . . .   26

                                   ARTICLE V
                           COVENANTS OF THE BORROWER

         SECTION 5.01.  Affirmative Covenants . . . . . . . . . . . . .   30
         SECTION 5.02.  Negative Covenants  . . . . . . . . . . . . . .   36





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                                                                         Page
                                   ARTICLE VI
                               EVENTS OF DEFAULT

         SECTION 6.01.  Events of Default . . . . . . . . . . . . . . .   42
         SECTION 6.02.  Mandatory Prepayment; Event of Early
                        Termination . . . . . . . . . . . . . . . . . .   44

                                  ARTICLE VII
                                   THE AGENT

         SECTION 7.01.  Authorization and Action  . . . . . . . . . . .   45
         SECTION 7.02.  Agent's Reliance, Etc . . . . . . . . . . . . .   45
         SECTION 7.03.  CUSA and Affiliates . . . . . . . . . . . . . .   46
         SECTION 7.04.  Lender Credit Decision  . . . . . . . . . . . .   46
         SECTION 7.05.  Indemnification . . . . . . . . . . . . . . . .   46
         SECTION 7.06.  Successor Agent . . . . . . . . . . . . . . . .   47

                                  ARTICLE VIII
                                 MISCELLANEOUS

         SECTION 8.01.  Amendments, Etc.  . . . . . . . . . . . . . . .   47
         SECTION 8.02.  Notices, Payments, Etc. . . . . . . . . . . . .   48
         SECTION 8.03.  No Waiver; Remedies . . . . . . . . . . . . . .   48
         SECTION 8.04.  Costs and Expenses  . . . . . . . . . . . . . .   49
         SECTION 8.05.  Right of Set-off  . . . . . . . . . . . . . . .   50
         SECTION 8.06.  Binding Effect  . . . . . . . . . . . . . . . .   51
         SECTION 8.07.  Assignments and Participations  . . . . . . . .   51
         SECTION 8.08.  Governing Law . . . . . . . . . . . . . . . . .   54
         SECTION 8.09.  Headings  . . . . . . . . . . . . . . . . . . .   54
         SECTION 8.10.  Execution in Counterparts . . . . . . . . . . .   54
         SECTION 8.11.  Confidentiality . . . . . . . . . . . . . . . .   54
         SECTION 8.12.  Termination . . . . . . . . . . . . . . . . . .   55

         SCHEDULE I . . . . . . . . . . . . . . . . . . . . . . . . . .   58

                                    EXHIBITS

         EXHIBIT A-l      FORM OF A NOTE
         EXHIBIT A-2      FORM OF B NOTE
         EXHIBIT B-1      NOTICE OF A BORROWING
         EXHIBIT B-2      NOTICE OF B BORROWING
         EXHIBIT C        ASSIGNMENT AND ACCEPTANCE
         EXHIBIT D        OPINION OF WILSON, SONSINI, GOODRICH & ROSATI
         EXHIBIT E        COVENANT COMPLIANCE CERTIFICATE
         EXHIBIT F        LIENS
         EXHIBIT G        SUBSIDIARIES
         EXHIBIT H        RESPONSIBLE OFFICERS





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                                CREDIT AGREEMENT

                            Dated as of June 1, 1994

   SUN MICROSYSTEMS, INC., a Delaware corporation (the "Borrower"), the Lenders listed on the signature pages hereof, and CITICORP USA, INC., a Delaware corporation ("CUSA"), as agent (the "Agent") for the Lenders hereunder, agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

   SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

   "A Advance" means an advance by a Lender to the Borrower as part of an A Borrowing and refers to an Alternate Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of A Advance.

   "A Borrowing" means a borrowing consisting of simultaneous A Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

   "A Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the A Advances made by such Lender.

   "Adjusted EBIT" means, for any accounting period, net income (or net loss) plus the amounts (if any) which, in the determination of net income (or net loss) for such period, have been deducted for (a) gross interest expense, (b) income tax expense and (c) rent expense under leases of real and personal property (excluding, however, from the determination of such rent expense, taxes and normal and customary operating expenses passed on to the Borrower for reimbursement pursuant to the terms of such real property leases whether denominated under such leases as "rent", "additional rent" or otherwise, but only to the extent that such operating expenses are actually incurred and passed through to the Borrower), in each case determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).

   "Advance" means an A Advance or a B Advance.

   "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.





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
   "Alternate Base Rate" means, for any period (including a period consisting of a single day), a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

   (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; or

   (b) 1/2 of one percent per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such date is not a Business Day, on the next succeeding Business
   Day) for the three-week period ending on the previous Friday by the Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Agent from three New York certificate of deposit dealers of recognized standing selected by the Agent, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; or

   (c) for any day, 1/2 of one percent per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

   "Alternate Base Rate Advance" means an A Advance which bears interest as provided in Section 2.07(a).

   "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of an Alternate Base Rate Advance, and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a B Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such B Advance.

   "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee reasonably acceptable to the Agent and reasonably consented to by the Borrower, in substantially the form of Exhibit C hereto.





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
   "B Advance" means an advance by a Lender to the Borrower as part of a B Borrowing resulting from the auction bidding procedure described in Section 2.03.

   "B Borrowing" means a borrowing consisting of B Advances made at or about the same time by each of the Lenders whose offer to make one or more B Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.03.

   "B Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a B Advance made by such Lender.

   "B Reduction" has the meaning specified in Section 2.01.

   "Borrowing" means an A Borrowing or a B Borrowing.

   "Business Day" means a day of the year other than a Saturday, Sunday or other day on which banks are not required or authorized to close in New York City or San Francisco, California and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London, England interbank market.

   "Change of Control Event" means the occurrence of the following: (i) any corporation or Person, or a group of related corporations or Persons, shall acquire (a) beneficial ownership in excess of 50% of the outstanding Voting Stock of the Borrower or (b) all or substantially all of the assets of the Borrower, or (ii) a majority of the Board of Directors of the Borrower is, at any time, composed of persons other than (a) persons who were members of such Board on the date of this Agreement, (b) successors to such persons elected or nominated in the ordinary course of business, and (c) any person who has served as a member of such Board for at least the prior 12 months.

   "Citibank" means Citibank, N.A., a national banking association.

   "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

   "Commitment" has the meaning specified in Section 2.01.

   "consolidated" refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation, consistent with those applied in the preparation of the consolidated financial statements referred to in Section 4.01(e).





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
   "Consolidated Tangible Net Worth" means the excess of consolidated total assets over consolidated total liabilities, consolidated total assets and consolidated total liabilities each to be determined on a consolidated basis for the Borrower in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e), excluding, however, from the determination of consolidated total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) all unamortized debt discount and expense, (iii) asset, liability, contingency and other appropriate reserves, including reserves for depreciation and for deferred income taxes, (iv) treasury stock, (v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to June 30, 1993, (vi) the book value of investments in Persons that are not Subsidiaries (unless the same are readily marketable), and (vii) any items not included in clauses (i) through (vi) above which are treated as intangibles in conformity with generally accepted accounting principles.

   "Debt" of any Person means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments,
(iii) obligations to pay the deferred purchase price of property or services (excluding ordinary trade payables incurred in the ordinary course of business), (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (vi) any reimbursement obligations of such Person to the issuer of a letter of credit or similar instrument, (vii) all indebtedness or obligations of others secured by a lien on any asset of such Person, whether or not such indebtedness or obligations are assumed by such Person (to the extent of the value of the asset), (viii) any reimbursement obligation of such Person or other arrangement of whatever nature having the effect of assuring or holding harmless any other Person against loss with respect to any real property owned by such other Person, including, without limitation, assuring or guaranteeing that such other Person shall receive a specified amount in connection with the conveyance of such real property, (ix) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above, and (x) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA. Notwithstanding any provision herein to the contrary, no obligations of any Person (whether such obligations be direct or indirect, contingent or otherwise) under the Receivables Purchase Agreement or any similar agreement or arrangement shall be "Debt"





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
for purposes of this Agreement; provided that the foregoing exclusion shall not apply to obligations of any such Person pursuant to the indemnity or reimbursement provisions contained in the Receivables Purchase Agreement (including, without limitation, indemnities for breaches of representations and warranties, and those set forth in Article VIII, Section 9.03(b) and Section
10.06 thereof) or any similar agreement or arrangement and to fees and expenses payable pursuant to the Receivables Purchase Agreement or any similar agreement or arrangement to the extent that any such obligations are required to be recorded as liabilities on such Person's balance sheet under generally accepted accounting principles.

   "Default" means any event which, with the passage of time or the giving of notice or both, would (if not cured within any applicable cure period) constitute an Event of Default.

   "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on
Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

   "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

   "ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

   "ERISA Termination Event" means (i) a Reportable Event described in Section 4043 of ERISA and the regulations promulgated thereunder (other than a Reportable Event not subject to the provision for thirty (30) day notice to the Pension Benefit Guaranty Corporation under such regulations), or (ii) the withdrawal of the Borrower or any Subsidiary from a Plan during a





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
plan year in which it was a "substantial employer" as defined in Section 4001(a) (2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA or (iv) the institution of proceedings to terminate a Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (v) any other event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

   "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

   "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on
Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

   "Eurodollar Margin" means, on any day, with respect to any Eurodollar Rate Advance made or outstanding on such day, an interest rate per annum equal at all times to (i) .25% for each day during a Level I Period; (ii) .25% for each day during a Level II Period; (iii) .275% for each day during a Level III Period; (iv) .30 for each day during a Level IV Period; and (v) .50 for each day during a Level V Period.

   "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same A Borrowing, an interest rate per annum determined by the Agent to be (a) the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates notified to the Agent at which deposits in U.S. dollars are offered by the principal office of each of the Eurodollar Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the respective Eurodollar Reference Bank's (or its Affiliate's) Eurodollar Rate Advance comprising part of such A Borrowing and for a period equal to such Interest Period, divided by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage (as defined below) for such Interest Period. The "Eurodollar Rate Reserve Percentage" for the Interest Period for each Eurodollar Rate Advance comprising part of the same A Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding





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
One Billion Dollars with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

   "Eurodollar Rate Advance" means an A Advance which bears interest as provided in Section 2.07(b).

   "Eurodollar Reference Banks" means the principal London offices of Citibank, Bank of America National Trust and Savings Association and ABN AMRO Bank N.V. and each such other bank as may be approved pursuant to Section 8.07(i).

   "Events of Default" has the meaning specified in Section 6.01.

   "Excess Interest in Receivables" means the extent to which (i) any ownership interest, security interest or other interest of any third party in the accounts receivable of the Borrower and its Subsidiaries, exceeds (ii) the aggregate amount advanced by such third party in respect of the purchase of such interest (net of amounts received by such third party from the collection of such accounts receivable).

   "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

   "Fixed Charges" means, for any accounting period, the sum, without duplication, of (i) gross interest expense during such period, plus (ii) scheduled amortization of principal in respect of all Debt during such period (but excluding any required principal payment in respect of any obligation that is a "bullet" payment, i.e., the entire amount thereof is due in full at maturity without any amortizing payments prior to said maturity), plus (iii) amortization of debt discount (but excluding from this clause (iii) and clause
(i) above noncash amortization of debt discount if the maturity of the obligation so discounted is no earlier than December 31, 1998 pursuant to the terms and conditions of the instruments and agreements creating such debt discount), plus (iv) rent expense under leases of real and personal property during such period (excluding, however, from the determination of such rent expense, taxes and normal and customary operating expenses passed on to the Borrower for reimbursement pursuant to the terms of such real property





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
leases whether denominated under such leases as "rent", "additional rent" or otherwise, but only to the extent that such operating expenses are actually incurred and passed through to the Borrower).

   "Interest Period" means, for each A Advance comprising part of the same A Borrowing, the period commencing on the date of such A Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) 30, 60, 90 or 180 days in the case of an Alternate Base Rate Advance, and (b) 1, 2, 3 or 6 months in the case of a Eurodollar Rate Advance, in each case as the Borrower may, upon notice received by the Agent in accordance with Section 2.02, select; provided, however, that:

  (i) the Borrower may not select any Interest Period which ends after the then existing Termination Date;

 (ii) Interest Periods commencing on the same date for A Advances comprising part of the same A Borrowing shall be of the same duration; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

   "Lenders" means the lenders listed on the signature pages hereof and each assignee that shall become a party hereto pursuant to Sections 8.07(a) or (b).

   "Level I Period" means a period of time, which may consist of a single day, during which the long-term senior unsecured debt of the Borrower is rated: (i) A- or better by S&P or (ii) A3 or better by Moody's.

   "Level II Period" means a period of time other than a Level I Period, which may consist of a single day, during which the long-term senior unsecured debt of the Borrower is rated: (i) BBB+ by S&P or (ii) Baa1 by Moody's.

   "Level III Period" means a period of time other than a Level I Period or a Level II Period, which may consist of a single day, during which the long-term senior unsecured debt of the Borrower is rated: (i) BBB by S&P or (ii) Baa2 by Moody's.

   "Level IV Period" means a period of time other than a Level I Period, a Level II Period or a Level III Period, which may consist of a single day, during which the long-term senior unsecured debt of the Borrower is rated: (i) BBB- by S&P, or (ii) Baa3 by Moody's.





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
   "Level V Period" means a period of time other than a Level I Period, a Level II Period, a Level III Period or a Level IV Period, which may consist of a single day, during which the long-term senior unsecured debt of the Borrower is
(i) rated lower than BBB- by S&P and rated lower than Baa3 by Moody's (or rated lower than the level indicated for either S&P or Moody's if unrated by the other), or (ii) unrated by both S&P and Moody's for whatever reason.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction). Customary bankers' rights of set-off arising by operation of law or by contract in connection with working capital facilities, lines of credit, term loans and letter of credit facilities and other contractual arrangements entered into with banks in the ordinary course of business are not "Liens" for the purposes of this Agreement.

   "Majority Lenders" means at any time Lenders holding at least 51% of the then aggregate unpaid principal amount of the A Advances then outstanding or, if no such principal amount is then outstanding, then either (i) if the Commitments have not been terminated or there are no B Advances outstanding, Lenders having at least 51% of the Commitments, or (ii) if the Commitments have been terminated and there are B Advances outstanding, Lenders holding at least 51% of the then aggregate unpaid principal amount of the B Advances then outstanding.

   "Moody's" means Moody's Investors Service, Inc., or its successors.

   "Note" means an A Note or a B Note.

   "Notice of A Borrowing" has the meaning specified in Section 2.02(a).

   "Notice of B Borrowing" has the meaning specified in Section 2.03(a).

   "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

   "Plan" means at any time an employee pension benefit plan which is covered under Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the Borrower or any Subsidiary for employees of the Borrower or any Subsidiary or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

   "Receivables Purchase Agreement" means that certain Receivables Purchase Agreement dated as of June 27, 1991, as amended by that certain Amendment to Receivables Purchase Agreement dated May 29, 1992, among the Borrower, the Subsidiary Sellers as identified and defined therein, the Purchasers as identified and defined therein and J.P. Morgan Delaware, as agent, as in effect on the date hereof (a copy of which has been furnished to each Lender listed on the signature pages hereof pursuant to Section 3.01), without giving effect to any subsequent amendments or waivers (other than any such amendments or waivers which add new Subsidiary Sellers as parties to such agreement or which remove any Subsidiary Seller as a party), unless such amendment or waiver has been consented to by the Majority Lenders.

   "Register" has the meaning specified in Section 8.07(c).

   "Responsible Financial Officer" means the chief financial officer, the controller, the treasurer or any assistant treasurer of the Borrower.

   "Responsible Officer" means the individuals occupying the executive offices of the Borrower described in Exhibit H hereto and any successors to the offices held by the individuals identified therein, and the individuals occupying any other executive offices of the Borrower which at any time have the authority, functions and responsibilities as the offices described in Exhibit H.

   "Restricted Subsidiary" means, at any point in time, any Subsidiary having total assets of $100,000 or more as of the end of its most recent fiscal year or annual gross revenues of $1,000,000 or more during its most recent fiscal year.

   "S&P" means Standard and Poor's Ratings Group, or its successors.

   "Subsidiary" means any corporation of which the Borrower and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

   "Termination Date" means June 1, 1997 or the earlier date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

   "Transfer" means, with respect to any asset, to sell, lease, transfer or otherwise dispose of such asset.

  "Voting Stock" of any Person means any shares of stock of such Person whose holders are entitled under ordinary circumstances to vote for the election of directors of such Person (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

   "wholly owned Subsidiary" means any Subsidiary all of the outstanding capital stock (other than directors' qualifying shares and shares issued to satisfy local ownership requirements) of which is owned, directly or indirectly, by the Borrower.

   SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

   SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).


                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES

   SECTION 2.01. The A Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make A Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time the amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05 (such Lender's "Commitment"), provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the B Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a "B Reduction"). Each A Borrowing shall be in an aggregate amount not less than $15,000,000 or an integral multiple of $1,000,000 in excess thereof (or, with respect to an A Borrowing comprised of Alternate Base Rate Advances, such lesser amount as shall equal the then unborrowed amount of the aggregate Commitments), and shall consist of A Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.11(b) and reborrow under this Section 2.01.

   SECTION 2.02. Making the A Advances. (a) Each A Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on (x) the date of a proposed A Borrowing comprised of Alternate Base Rate Advances, and (y) the third Business Day prior to the date of a proposed A Borrowing comprised of Eurodollar Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof (and in any event not later than the same day) by telecopier, telex or cable. Each such notice of an A Borrowing (a "Notice of A Borrowing") shall be by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such A Borrowing, (ii) Type of A Advances comprising such A Borrowing, (iii) aggregate amount of such A Borrowing, and (iv) Interest Period for each such A Advance. Each Lender shall, before 12:00 Noon (New York City time) on the date of such A Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02(b), in same day funds, such Lender's ratable portion of such A Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

   (b) Each Notice of A Borrowing shall be irrevocable and binding on the Borrower. In the case of any A Borrowing which the related Notice of A Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of A Borrowing for such A Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the A Advance to be made by such Lender as part of such A Borrowing when such A Advance, as a result of such failure, is not made on such date.

   (c) Unless the Agent shall have received notice from a Lender prior to the date of any A Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such A Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such A Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to A Advances comprising such A Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's A Advance as part of such A Borrowing for purposes of this Agreement, and the interest payable thereon shall be allocated such that the Agent shall receive (from a combination of the sum, if any, paid to the Agent by such Lender pursuant to clause (ii) of the preceding sentence and any interest payment made by the Borrower) an amount equal to interest on such A Advance at the interest rate applicable thereto from the date the corresponding amount was made available by the Agent to the Borrower as contemplated by this
Section 2.02(c) to and including the date such amount is repaid to the Agent by such Lender, and such Lender shall receive the balance of the interest payments made by the Borrower with respect to such Advance in accordance with the provisions of this Agreement.

   (d) The failure of any Lender to make the A Advance to be made by it as part of any A Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its A Advance on the date of such A Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the A Advance to be made by such other Lender on the date of any A Borrowing.

   SECTION 2.03. The B Advances. (a) Each Lender severally agrees that the Borrower may make B Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each B Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any B Reduction).

   (i) The Borrower may request a B Borrowing under this Section 2.03 by delivering to the Agent, by telecopier, telex or cable, confirmed immediately in writing, a notice of a B Borrowing (a "Notice of B Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying the date and aggregate amount of the proposed B Borrowing, the maturity date for repayment of each B Advance to be made as part of such B Borrowing (which maturity date (x) may not be earlier than the date occurring 7 days after the date of such B Borrowing or later than 180 days after the date of such B Borrowing or the Termination Date, whichever occurs first, if the Borrower shall specify in the Notice of B Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum, or (y) shall be 1, 2, 3, 4, 5 or 6 months after the date of such B Borrowing (but in no event later than the Termination Date) if the Borrower shall instead specify in the Notice of B Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them), the interest payment date or dates relating thereto, whether the proposed B Borrowing shall bear interest at a fixed or fluctuating rate per annum and, if a fluctuating rate is so specified, the basis to be used by the Lenders in determining the rate of interest to be offered by them, and any other terms to be applicable to such B Borrowing, not later than 11:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed B Borrowing, if the Borrower shall specify in the Notice of B Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum and (B) at least four Business Days prior to the date of the proposed B Borrowing, if the Borrower shall instead specify in the Notice of B Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them. The Agent shall in turn promptly notify each Lender of each request for a B Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of B Borrowing.

(ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more B Advances to the Borrower as part of such proposed B Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower) before 10:00 A.M. (New York City time) (A) on the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (A) of paragraph (i) above and (B) three Business Days before the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (B) of paragraph (i) above, of the minimum amount and maximum amount of each B Advance which such Lender would be willing to make as part of such proposed B Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such B Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any B Advance as part of such B Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any B Advance as part of such proposed B Borrowing.

(iii) The Borrower shall, in turn, (A) before 11:00 A.M. (New York City time) on the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (A) of paragraph (i) above and (B) before 12:00 Noon (New York City time) three Business Days before the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (B) of paragraph (i) above, either

   (x)   cancel such B Borrowing by giving the Agent notice to that effect, or

   (y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each B Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such B Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such B Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect; provided that acceptance of offers may only be made on the basis of ascending interest rates specified by the Lenders pursuant to paragraph (ii) above.

(iv) If the Borrower notifies the Agent that such B Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such B Borrowing shall not be made.

(v) If offers are made by two or more Lenders with the same specified rate of interest for a greater aggregate principal amount than the amount in respect of which offers are accepted for any B Borrowing, the principal amount of B Advances in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples of $1,000,000 as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers. Determinations by the Agent of the amounts of B Advances shall be conclusive in the absence of manifest error.

(vi) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such B Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, and (B) each Lender that is to make a B Advance as part of such B Borrowing, of the amount of each B Advance to be made by such Lender as part of such B Borrowing. Each Lender that is to make a B Advance as part of such B Borrowing shall, before 12:00 noon (New York City time) on the date of such B Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02(b) such Lender's portion of such B Borrowing, in same day funds. Upon satisfaction of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent's aforesaid address. Promptly after each B Borrowing the Agent will notify each Lender of the amount of the B Borrowing, the consequent B Reduction and the dates upon which such B Reduction commenced and will terminate.

   (b) Each B Borrowing shall be in an aggregate amount not less than $15,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each B Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

   (c) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a B Borrowing shall not be made within two Business Days of the date of any other B Borrowing.

   (d) The Borrower shall repay to the Agent for the account of each Lender which has made a B Advance, or each other holder of a B Note, on the maturity date of each B Advance (such maturity date being that specified by the Borrower for repayment of such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above), the then unpaid principal amount of such B Advance. The Borrower shall have no right to prepay any principal amount of any B Advance unless, and then only on the terms, specified by the Borrower for such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above, and provided that the Borrower shall be obligated to reimburse each Lender whose B Advance has been prepaid by the Borrower in respect thereof pursuant to Section 8.04(b).

   (e) The Borrower shall pay interest on the unpaid principal amount of each B Advance from the date of such B Advance to the date the principal amount of such B Advance is repaid in full, at the rate of interest for such B Advance specified by the Lender making such B Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the maturity date specified by the Borrower for such B Advance and on each other interest payment date or dates specified by the Borrower for such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above; provided, however, that if the maturity date of the B Advances comprising a B Borrowing is more than 90 days after the date of such B Borrowing, then interest shall be payable on each day which occurs at intervals of 90 days after the date of such B Borrowing; provided, further, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times (i) from such due date to the applicable maturity date, to 2% per annum above the interest rate otherwise payable with respect to such B Advance hereunder, and (ii) from and after the applicable maturity date, to 2% per annum above the Alternate Base Rate in effect from time to time.

   SECTION 2.04. Fees.

   (a) Facility Fee. The Borrower agrees to pay to the Agent, for the account of each Lender, a facility fee on the daily average amount of such Lender's Commitment (including both the portion thereof that is used and the portion thereof that is unused) from the date hereof in the case of each Lender listed on the signature pages hereof and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears on the last day of each March, June, September and December during the term of such Lender's Commitment, commencing June 30, 1994, and on the Termination Date, at the rate of (i) .125% per annum during each Level I Period, (ii) .15% per annum during each Level II Period, (iii) .175% per annum during each Level III Period, (iv) .20% per annum during each Level IV Period and (v) .25% per annum during each Level V Period.

   (b) Agent's Fees. The Borrower agrees to pay to the Agent certain fees for its role hereunder and in connection with the execution and delivery hereof in the amounts and at the times described in one or more letter agreements between the Borrower and the Agent dated on or about the date hereof, as the same may be amended, modified, supplemented or replaced from time to time by the mutual agreement of the Borrower and the Agent. In addition to the foregoing fees, the Borrower shall pay to the Agent an auction fee of $2,500 in respect of and at the time each Notice of B Borrowing is delivered to the Agent. All such fees shall be for the sole account and benefit of the Agent.

   SECTION 2.05.  Reduction of the Commitments.   The Borrower shall have the
right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the B Advances then outstanding and provided, further, that each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.

   SECTION 2.06. Repayment of A Advances. The Borrower shall repay the principal amount of each A Advance made by each Lender on the last day of the Interest Period for such A Advance.

   SECTION 2.07. Interest on A Advances. The Borrower shall pay interest on the unpaid principal amount of each A Advance made by each Lender from the date of such A Advance until such principal amount shall be paid in full, at the following rates per annum and at the following times:

   (a) Alternate Base Rate Advances. If such A Advance is an Alternate Base Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time, payable quarterly on the last day of each March, June, September, and December and on the date such Alternate Base Rate Advance shall be paid in full; provided that any amount of principal or interest which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Alternate Base Rate in effect from time to time.

   (b) Eurodollar Rate Advances. If such A Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such A Advance to the sum of the Eurodollar Rate for such Interest Period plus the applicable Eurodollar Margin, payable on the last day of such Interest Period and, if such Interest Period is longer than three (3) months, at intervals of three (3) months after the first day thereof; provided that any amount of principal or interest which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times (i) from such due date to the last day of the applicable Interest Period, to 2% per annum above the interest rate otherwise payable with respect to such A Advance hereunder, and (ii) from and after the last day of the applicable Interest Period, to 2% per annum above the Alternate Base Rate in effect from time to time.

   SECTION 2.08. Notes. The obligation of the Borrower to repay the A Advances made to the Borrower by each Lender hereunder shall be further evidenced by an A Note in favor of such Lender in the form and substance of Exhibit A-1 attached hereto. The obligation of the Borrower to repay the B Advances made to the Borrower by any Lender shall be evidenced by a B Note in favor of such Lender in the form and substance of Exhibit A-2 attached hereto.

   SECTION 2.09. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a) or (b).

  (b) If the Majority Lenders shall, at least one Business Day before the date of any requested A Borrowing comprised of Eurodollar Rate Advances, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such A Borrowing will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such A Borrowing, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon the right of the Borrower to select Eurodollar Rate Advances for such A Borrowing or any subsequent A Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each A Advance comprising such A Borrowing shall be an Alternate Base Rate Advance.

   SECTION 2.10. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the A Advances made by it (other than pursuant to Section 2.12 or 2.15) in excess of its ratable share of payments on account of the A Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the A Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

   SECTION 2.11. Prepayments of A Advances. (a) The Borrower shall have no right to prepay any principal amount of any A Advances other than as provided in subsection (b) below.

   (b) The Borrower may, upon at least two Business Days' notice, or in the case of A Borrowings comprised of Alternate Base Rate Advances notice given not later than 11:00 A.M. (New York City time) one Business Day prior to the proposed date of prepayment, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the A Advances comprising part of the same A Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b).

   (c) Except as provided in Section 2.03(d), the Borrower shall have no right to prepay any principal amount of any B Advance.

   SECTION 2.12. Increased Costs. (a) If, after the date hereof, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon written demand by such Lender (with a copy of such demand to the Agent), which demand must be made no later than the date that is one year after the date on which the Commitments have been terminated and all sums owing hereunder have been paid in full, pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. It shall be assumed, for the purpose of computing amounts to be paid by the Borrower to CUSA pursuant to this Section 2.12(a), that the making, funding or maintaining by CUSA of any Advance hereunder has been by Citibank.

   (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects the amount of capital to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon written demand by such Lender (with a copy of such demand to the Agent), which demand must be made no later than the date that is one year after the date on which the Commitments have been terminated and all sums owing hereunder have been paid in full, the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital is allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. It shall be assumed, for the purpose of computing amounts to be paid by the Borrower to CUSA pursuant to this Section 2.12(b), that the making, funding or maintaining by CUSA of any Advance hereunder has been by Citibank.

   (c) Each Lender agrees that if the Borrower is required to make any payments to such Lender upon demand therefor pursuant to Sections 2.12(a) or
(b) such Lender shall use reasonable efforts to select an alternative Applicable Lending

Office which would avoid the need thereafter for making such demand; provided, however, that no Lender shall be obligated to select an alternative Applicable Lending Office if such Lender determines in its reasonable discretion that (i) as a result of such selection such Lender would be in violation of any applicable law, regulation, treaty or directive of any central bank or other governmental authority, or (ii) such selection would be otherwise disadvantageous to such Lender.

   SECTION 2.13. Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon.

   (b) Each Lender agrees that if it determines, or if a central bank or other governmental authority asserts, that it is unlawful for such Lender to make, fund or maintain Eurodollar Rate Advances hereunder, such Lender shall use reasonable efforts to select an alternative Eurodollar Lending Office to perform its obligations hereunder to make, fund or maintain Eurodollar Rate Advances; provided, however, that no Lender shall be obligated to select an alternative Eurodollar Lending Office if such Lender determines in its reasonable discretion that (i) as a result of such selection such Lender would be in violation of any applicable law, regulation, treaty or directive of any central bank or other governmental authority, or (ii) such selection would be otherwise disadvantageous to such Lender.

   SECTION 2.14. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at its address referred to in Section 8.02(b) in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.12 or 2.15) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

   (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against (i) any or all of the Borrower's accounts with such Lender or (ii) in the event any such payment is not made to CUSA when due, any or all of the Borrower's accounts with Citibank or any other Affiliate of CUSA (and the Borrower hereby authorizes Citibank and each such Affiliate to permit such charge), any amount so due.

   (c) All computations of interest based on the Alternate Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of interest on B Advances prior to the maturity date applicable thereto and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

   (d) Whenever any payment hereunder and under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

   (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

   SECTION 2.15. Taxes. (a) All payments by the Borrower hereunder shall be made without set-off or counterclaim and free and clear of and without deduction on account of restrictions or conditions of any nature now or hereafter imposed or levied by the United States or any political subdivision thereof, except as specifically provided to the contrary in Section 2.15(b), unless the Borrower is required by law to make such deductions. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder, it will pay to each affected Lender, on the date on which such amount becomes due and payable hereunder, such additional amount as shall be necessary to enable such Lender to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Borrower.

   (b) Each payment to be made by the Borrower hereunder to any Lender shall be made free and clear of and without deduction or withholding for or on account of any tax imposed by any governmental or taxing authority of or in the United States unless the Borrower is required to make such a payment subject to the deduction or withholding of such tax, in which case the Borrower will pay to each affected Lender, on the date on which such amount becomes due and payable hereunder, such additional amount as shall be necessary to enable such Lender to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Borrower; provided, however, that the Borrower shall not be required to pay any additional amount on account of any tax of, or imposed by, the United States, pursuant to this Section 2.15(b), to any Lender and shall be entitled to deduct and withhold such tax if such Lender (i) shall have failed to submit a valid United States Internal Revenue Service Form 1001 or any successor form thereto ("Form 1001") relating to such Lender and entitling it to a complete exemption from deduction or withholding on all amounts to be received by such Lender, including fees, pursuant to this Agreement, or a valid United States Internal Revenue Service Form 4224 or any successor form thereto ("Form 4224") relating to such Lender and entitling it to receive all amounts, including fees, pursuant to this Agreement, without deduction or withholding, or a statement conforming to the requirements of United States Treasury Regulation 1.1441-5(b), or (ii) shall have failed to submit such form or other statement which it is required to deliver pursuant to Section 2.15(c) hereof.

   (c) Prior to the date of the initial Borrowing in the case of each Lender listed on the signature pages hereof, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, each Lender agrees that it will deliver to the Borrower either (i) a statement, in duplicate, conforming to the requirements of United States Treasury Regulation Section 1.1441-5(b), or (ii) if it is not incorporated under the laws of the United States or a state thereof, two duly completed copies of Form 1001 or 4224, or successor applicable forms, as the case may be, certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Subject to any change in applicable laws or regulations, each Lender which delivers to the Borrower a Form 1001 or 4224, or successor applicable forms, pursuant to the provisions of this Section 2.15(c), further undertakes to deliver to the Borrower, upon request by the Borrower, two further copies of said Form 1001 or 4224, or successor applicable forms, on or before the date that any such form expires or becomes obsolete certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

   (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the termination of this Agreement, the termination of the Commitments and the payment in full of the Notes.

   (e) Each Lender agrees that if the Borrower is required to increase any amounts payable to such Lender under Sections 2.15(a) or 2.15(b), such Lender shall use reasonable efforts to select an alternative Applicable Lending Office which would not result in such increased payment by the Borrower to such Lender; provided, however, that no Lender shall be obligated to select an alternative Applicable Lending Office if such Lender determines in its reasonable discretion that (i) as a result of such selection such Lender would be in violation of any applicable law, regulation, treaty or directive of any central bank or other governmental authority, or (ii) such selection would be otherwise disadvantageous to such Lender.


                                  ARTICLE III

                             CONDITIONS OF LENDING

   SECTION 3.01. Condition Precedent to Initial Advances. The effectiveness of the Commitment of each Lender is subject to the condition precedent that the Agent shall have received the following, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

   (a)   The Notes payable to the order of the Lenders, respectively.

   (b) This Agreement executed by the Borrower, the Agent and each of the Lenders.

   (c) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

   (d) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

   (e) A favorable opinion of Wilson, Sonsini, Goodrich & Rosati, special counsel for the Borrower, substantially in the form attached hereto as Exhibit D, , and covering such other matters as any Lender through the Agent may reasonably request.

   (f) Evidence that the obligations of the lenders and agent (including commitments to make advances thereunder) under that certain Credit Agreement dated as of October 9, 1992 among the Borrower, the lenders thereunder and CUSA, as agent for the lenders thereunder, as amended, have been terminated and all unpaid principal and interest thereunder and all other amounts then payable by the Borrower thereunder have been paid in full (or will be paid in full by application of the proceeds of the initial Borrowing hereunder).

   (g) A copy of the Receivables Purchase Agreement as in effect on June 27, 1991, and that certain Amendment to Receivables Purchase Agreement dated May 29, 1992, together with a certificate of the Secretary or an Assistant Secretary of the Borrower which shall include a statement that the Receivables Purchase Agreement has not been further amended, modified or supplemented in any respect.

   (h)   A favorable opinion of Steefel, Levitt & Weiss, counsel for the Agent.

   SECTION 3.02. Conditions Precedent to Each A Borrowing. The obligation of each Lender to make an A Advance on the occasion of each A Borrowing (including the initial A Borrowing) shall be subject to the further conditions precedent that (i) the Agent shall have received the written confirmatory Notice of A Borrowing with respect thereto and (ii) on the date of such A Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of A Borrowing and the acceptance by the Borrower of the proceeds of such A Borrowing shall constitute a representation and warranty by the Borrower that on the date of such A Borrowing such statements are true):

   (1) The representations and warranties contained in Section 4.01 are correct on and as of the date of such A Borrowing, before and after giving effect to such A Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations or warranties specifically relate to an earlier date, in which case they shall be true and correct as of such date),

   (2) No Default or Event of Default has occurred and is continuing, or would result from such A Borrowing or from the application of the proceeds therefrom, and

   (3) The aggregate amount of such A Borrowing and all other Borrowings to be made on the same day hereunder is within the aggregate amount of the unused Commitments of the Lenders, and

   (b) if the Agent or any Lender has any reason to believe that any of the conditions set forth in this Section 3.02 shall not be satisfied on the date of such A Borrowing, then the Agent shall have received such other approvals, opinions or documents as the Agent or such Lender through the Agent may reasonably request.

   SECTION 3.03. Conditions Precedent to Each B Borrowing. The obligation of each Lender which is to make a B Advance on the occasion of a B Borrowing (including the initial B Borrowing) to make such B Advance as part of such B Borrowing shall be subject to the further conditions precedent that (i) the Agent shall have received the written confirmatory Notice of B Borrowing with respect thereto, and (ii) on the date of such B Borrowing the following statements shall be true (and each of the giving of the applicable Notice of B Borrowing and the acceptance by the Borrower of the proceeds of such B Borrowing shall constitute a representation and warranty by the Borrower that on the date of such B Borrowing such statements are true):

   (a) The representations and warranties contained in Section 4.01 are correct on and as of the date of such B Borrowing, before and after giving effect to such B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations or warranties specifically relate to an earlier date, in which case they shall be true and correct as of such date),

   (b) No Default or Event of Default has occurred and is continuing, or would result from such B Borrowing or from the application of the proceeds therefrom, and

   (c) The aggregate amount of such B Borrowing and all other Borrowings to be made on the same day hereunder is within the aggregate amount of the unused Commitments of the Lenders.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

   SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

  (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement. Each Subsidiary is duly organized and validly existing under the laws of the jurisdiction in which it is incorporated and is in good standing under the laws of such jurisdiction except where the failure to so be in good standing (i) in the case of Restricted Subsidiaries, is remedied within a reasonable time period after a Responsible Officer has knowledge of any such failure, and (ii) such failure will not have a material adverse effect on the business, financial condition, assets, properties or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole. The Borrower and each Restricted Subsidiary has the corporate power to own its respective property and to carry on its respective business as now being conducted.

   (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) any law or contractual restriction binding on or affecting the Borrower.

   (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

   (d) This Agreement is, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

   (e) The audited consolidated balance sheet of the Borrower as at June 30, 1993, and the related consolidated audited statements of income and stockholders' equity of the Borrower for the fiscal year then ended, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated financial condition of the Borrower as at such date and the consolidated results of the operations of the Borrower for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied except as noted therein, and since June 30, 1993, there has been no material adverse change in the business, financial condition, assets, properties or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole.

   (f) Except as disclosed to the Agent and the Lenders in that certain letter dated May 27, 1994 from the Borrower to the Agent, there is no pending or, to the knowledge of any Responsible Officer of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which (i) is reasonably likely to be adversely determined and such adverse determination would likely have a material adverse effect on the business, financial condition, assets, properties or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole, or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note.

   (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

   (h) The Borrower and each of its Restricted Subsidiaries has met its minimum funding requirements under ERISA with respect to all of its Plans and has not incurred any material liability to the Pension Benefit Guaranty Corporation under ERISA in connection with any such Plan. No ERISA Termination Event has occurred and is continuing with respect to any Plan.

   (i) The Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

   (j) Except as disclosed to the Agent and the Lenders in that certain letter dated May 27, 1994 from the Borrower to the Agent, the Borrower and its Restricted Subsidiaries, to the best knowledge of the Responsible Officers, have obtained the right to use all patents, trademarks, service-marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, or could obtain the same on terms and conditions not materially adverse to the Borrower and its Restricted Subsidiaries and their operations taken as a whole, that are necessary for the operation of their respective businesses as presently conducted and for the operation of businesses described to the Lenders in writing as proposed to be conducted.

   (k) The Borrower has and each of its Subsidiaries has good and indefeasible title to all material properties, assets and rights of every type and nature now purported to be owned by it (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 5.02(a). All leases material to the conduct of the respective businesses of the Borrower and its Subsidiaries as currently conducted are valid and subsisting and are in full force and effect.

   (l) The Borrower has and each of its Restricted Subsidiaries has filed all Federal, State and other tax returns which, to the best knowledge of the Borrower, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles and except where (i) nonpayment thereof will not have a material adverse effect on the business, financial condition, assets, properties or operations of the Borrower or of the Borrower and its Subsidiaries taken as a whole, and (ii) either (A) the aggregate unpaid amount thereof is less than $1,000,000, or (B) the unpaid amount thereof shall be paid in full promptly upon the Borrower or the Restricted Subsidiary owing the same obtaining knowledge of the delinquency thereof, together with any penalties payable as a result of such delinquency.

   (m) Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects the business, financial condition, assets, properties or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole. Neither the execution nor delivery of this Agreement or the Notes, nor fulfillment of nor compliance with the terms and provisions hereof or thereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Borrower or any of its Restricted Subsidiaries pursuant to, the charter or by-laws of the Borrower or any of its Restricted Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower or any of its Restricted Subsidiaries is subject.

   (n) The documents, certificates and written statements furnished by any Responsible Officer to the Agent or any Lender pursuant to any provision of this Agreement or any other agreement, document or instrument delivered to the Agent or any Lender pursuant hereto or in connection herewith, taken together with all such other documents, certificates and written statements, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements made therein, taken together, in light of the circumstances under which they were made, not misleading. It is recognized by the Agent and the Lenders that projections and forecasts provided by or on behalf of the Borrower, although reflecting the Borrower's good faith projections or forecasts based on methods and data which the Borrower believes to be reasonable and accurate, are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may (and are likely to) differ from the projected or forecasted results.

   (o) Listed on Exhibit G attached hereto are all of the Subsidiaries of the Borrower as of the date of this Agreement, identifying which of the Subsidiaries constitute Restricted Subsidiaries as of the date of this Agreement. All of the issued and outstanding shares (other than shares of any foreign Subsidiary required by applicable local law to be issued to directors of such foreign Subsidiary or shares of foreign Subsidiaries issued to Persons to satisfy local ownership requirements imposed by applicable local law) of the capital stock of each Subsidiary owned by the Borrower or any Subsidiary are duly issued and outstanding, fully paid and non-assessable and are free and clear of any Lien.

     (p) In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of its properties, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are not likely to have a material adverse effect on the business, financial condition, assets, properties or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole.


                                   ARTICLE V

                           COVENANTS OF THE BORROWER


   SECTION 5.01. Affirmative Covenants. So long as any amount payable hereunder or under any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

   (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which would materially adversely affect the business, financial condition, assets, properties or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole.

   (b) Payment of Taxes and Claims. Pay, and cause each of its Restricted Subsidiaries to pay, all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty accrues thereon or immediately upon any determination that any interest is due thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor; provided, further, that the Borrower shall not be deemed to have breached this Section 5.01(b) on account of the failure to pay any such tax, assessment, charge or claim if (i) nonpayment thereof will not have a material adverse effect on the business, financial condition, assets, properties or operations of the Borrower or the Borrower and its Restricted Subsidiaries taken as a whole, and (ii) either (A) the aggregate unpaid amount thereof is less than $1,000,000, or (B) the unpaid amount thereof shall be paid in full promptly upon the Borrower or the Restricted Subsidiary owing the same obtaining knowledge of the delinquency thereof, together with any penalties payable as a result of such delinquency.

   (c) Maintenance of Properties; Insurance; Books and Records. Maintain or cause to be maintained, and cause each of its Restricted Subsidiaries to maintain or cause to be maintained: (i) to the extent consistent with good business practices, in good repair, working order and condition all properties material to the continued conduct of the business of the Borrower and its Subsidiaries taken as a whole, and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof; (ii) with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Restricted Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations ("Industry Standards"), provided that the Borrower and its Restricted Subsidiaries may self insure to the extent, and only to the extent, consistent with Industry Standards; and (iii) proper books of record and account in accordance with generally accepted accounting principles consistently applied.

   (d) Corporate Existence, etc. At all times preserve and keep in full force and effect its corporate existence, and corporate rights and franchises material to its business, and those of each of its Restricted Subsidiaries, except as otherwise specifically permitted by Sections 5.02(b), 5.02(d)or 5.02(e), and will qualify, and cause each of its Restricted Subsidiaries to qualify, to do business in any jurisdiction where the failure to do so (i) is remedied within a reasonable time period after a Responsible Officer has knowledge of any such failure, and (ii) will not have a material adverse effect on the business, financial condition, assets, properties or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole, provided that the corporate existence of any Subsidiary may be terminated if, in the good faith judgment of the Board of Directors of the Borrower, such termination is in the best interests of the Borrower and is not disadvantageous to the Lenders.

   (e)   Reporting Requirements.  Furnish to the Lenders:

        (i) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower as of the end of such quarter and consolidated unaudited statements of income, stockholders' equity and cash flow of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form figures for the corresponding period in the preceding fiscal year, in the case of such statements of income, stockholders' equity and cash flow, and figures at the end of the preceding fiscal year in the case of such balance sheet, all in reasonable detail, in accordance with generally accepted accounting principles consistently applied (except as noted therein and subject to normal year-end adjustments), and certified in a manner reasonably acceptable to the Majority Lenders by a Responsible Financial Officer of the Borrower;

        (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower as of the end of such fiscal year and consolidated statements of income, stockholders' equity and cash flow of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, in accordance with generally accepted accounting principles consistently applied (except as noted therein), and certified in a manner reasonably acceptable to the Majority Lenders by independent public accountants of recognized national standing reasonably acceptable to the Majority Lenders;

        (iii) together with the financial statements furnished in accordance with subdivisions (i) and (ii) of this Section 5.01(e) except as noted with respect to clause (d) hereof, a certificate of a Responsible Financial Officer of the Borrower in the form of Exhibit E attached hereto (a) representing and warranting that no Event of Default or Default has occurred and is continuing (or, if such an Event of Default or Default has occurred, stating the nature thereof and the action which the Borrower proposes to take with respect thereto), (b) setting forth a schedule containing the information and calculations with respect to the Borrower's compliance with Sections 5.01(h), 5.01(i) and 5.02(h), (c) stating that the representations and warranties contained in Section 4.01 are true and correct on and as of the date of such certificate as though made on and as of such date (except to the extent such representations or warranties specifically relate to an earlier date, in which case they shall be true and correct as of such date), and (d) only as to the financial statements furnished in accordance with subdivision (ii) of this Section 5.01(e), setting forth all changes, if any, to Exhibit G since the date of the previous certificate furnished to the Lenders hereunder; provided that the Borrower may, if no Advance is outstanding and no other amount payable hereunder or under the Notes is then unpaid, elect not to submit the statement otherwise required pursuant to the foregoing clause (c) so long as such statement is made at least once each calendar year;

        (iv) as soon as possible and in any event within five days after a Responsible Officer or a Responsible Financial Officer knows or has reason to know of the occurrence of any Default that is not an Event of Default (provided, with respect to any such Default, at the time of such Default any Advance is outstanding or any other amount payable hereunder or under the Notes shall remain unpaid) and any Event of Default, a statement of a Responsible Financial Officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

        (v) promptly after the same are sent, copies of all financial statements and reports which the Borrower sends to its shareholders generally; and promptly after the same are filed, copies of all final registration statements on Form S-1, S-2, S-3 or S-4 (without exhibits unless specifically requested) or their successor forms relating to offerings of debt or equity by the Borrower and copies of all reports on Form 10-K, Form 10-Q and Form 8-K or their successor forms (without exhibits unless specifically requested) which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or similar governmental entity;

        (vi) as soon as practicable and in any event (a) within 30 days after any Responsible Officer or any Responsible Financial Officer knows or has reason to know that any ERISA Termination Event described in clause (i) of the definition of ERISA Termination Event with respect to any Plan has occurred and
(b) within 10 days after any Responsible Officer or any Responsible Financial Officer knows or has reason to know that any other ERISA Termination Event with respect to any Plan has occurred, a statement of a Responsible Financial Officer of the Borrower describing such ERISA Termination Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

        (vii) promptly upon receipt thereof, a copy of each other summary report in its final form submitted to the Borrower or any Restricted Subsidiary for delivery to, or which is actually delivered to, the Board of Directors of the Borrower by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Restricted Subsidiary;

        (viii) promptly after a Responsible Officer or a Responsible Financial Officer knows or has reason to know thereof, notice of all actions, suits and proceedings before any court or governmental authority or instrumentality affecting the Borrower or any of its Subsidiaries of the type described in
Section 4.01(f), and promptly after any material adverse development or change in the status of any such continuing action, suit or proceeding, notice of such development or change;

        (ix) promptly after a Responsible Officer or a Responsible Financial Officer knows or has reason to know thereof, notice of any violation of any Environmental Law that is reported or reportable by the Borrower or any of its Subsidiaries to any federal, state or local environmental agency that could be reasonably expected to have a material adverse effect on the business, financial condition, assets, properties or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole;

        (x) (a) promptly after any termination of the Commitment (as such term is defined in the Receivables Purchase Agreement) pursuant to Section 6.01 of the Receivables Purchase Agreement as a result of a Termination Event (as such term is defined in the Receivables Purchase Agreement), notice of such termination; (b) promptly after any change in the Collection Agent pursuant to Sections 9.01 and 9.04 of the Receivables Purchase Agreement (other than designation of a Collection Agent affiliated with the Borrower), notice of such change; (c) at least three (3) Business Days prior to the effectiveness of any consent by the Borrower to any sale by a Purchaser (as such term is defined in the Receivables Purchase Agreement) of any of the Purchaser's rights or obligations under the Receivables Purchase Agreement pursuant to Section 10.08(c) of the Receivables Purchase Agreement, notice of such proposed sale or assignment; (d) promptly after the execution and delivery thereof, copies of all amendments to the Receivables Purchase Agreement, whether or not the consent thereto of the Lenders is required hereunder; and (e) notice of events comparable to those described in the immediately preceding clauses (a), (b),
(c) and (d) under any other agreement or arrangement similar to the Receivables Purchase Agreement or the transactions provided for therein; and

        (xi) such other information respecting the condition or operations, financial or otherwise (including, without limitation, information pertaining to any change in accounting principles adopted by the Borrower or any of its domestic Subsidiaries (or any of its foreign Subsidiaries if such change in accounting principles would have a material effect on the financial condition, operating performance or cash flow of the Borrower and its Subsidiaries taken as a whole) during any fiscal year of the Borrower and the effect thereof on the financial condition, operating performance or cash flow of the Borrower and its Subsidiaries taken as a whole), of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

   (f) Inspection of Property. Permit any employee of, or independent financial, legal, environmental or other professional consultant or advisor (other than a Person that is or is affiliated with a direct competitor of the Borrower) retained by, the Agent or any of the Lenders or any agents or representatives thereof, at the Agent's or such Lender's expense, to visit and inspect any of the properties of the Borrower and its Subsidiaries, to examine the corporate books and financial records of the Borrower and its Subsidiaries and make copies thereof or extracts therefrom (except that the Borrower, as to any information certified by the Borrower as constituting trade secrets or other proprietary information of a non-financial nature, in a certificate delivered to the Agent or Lender who has requested copies or extracts of such information, may in its discretion refuse to allow such copies or extracts to be made) and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Borrower or its independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with any Person so designated the affairs, finances and accounts of the Borrower and its Subsidiaries, whether or not the Borrower is present), all at such reasonable times and as often as the Agent or any Lender may reasonably request, in each case as to matters reasonably related to this Agreement or the transactions contemplated hereby or the interests of the Agent or the Lenders hereunder.

   (g) Use of Proceeds. The proceeds of all Advances shall be used for general corporate purposes, including, without limitation, the retirement of Debt. Notwithstanding any other term or provision set forth in this Agreement, no portion of any Advance may be used to initiate or participate in the acquisition of a controlling interest in the Voting Stock or assets of any corporation unless such acquisition is made with the consent of such corporation and does not otherwise violate the terms and provisions of this Agreement.

   (h)   Debt to Consolidated Tangible Net Worth Ratio.  Maintain a ratio of
(A) consolidated Debt of the Borrower, to (B) Consolidated Tangible Net Worth of not more than .45 to 1.00.

   (i) Fixed Charge Ratio. Maintain (i) as of the last day of the first fiscal quarter of each fiscal year of the Borrower a ratio of (A) Adjusted EBIT of the Borrower determined on a consolidated basis for the twelve (12) month period ending on such date, to (B) consolidated Fixed Charges of the Borrower for the twelve (12) month period ending on such date, of not less than 1.25 to 1.00; and (ii) as of the last day of the second, third and fourth fiscal quarters of each fiscal year of the Borrower a ratio of (A) Adjusted EBIT of the Borrower for the twelve (12) month period ending on such date, to (B) consolidated Fixed Charges of the Borrower for the twelve (12) month period ending on such date, of not less than 1.50 to 1.00, in each case determined on a consolidated basis.

   SECTION 5.02. Negative Covenants. So long as any amount payable hereunder or under any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority
Lenders:

   (a) Liens, Excess Interest in Receivables, Etc. (i) Create, assume or suffer to exist, or permit any Subsidiary to create, assume or suffer to exist, any Lien upon any of its property or assets, whether now owned or hereafter acquired , or any Excess Interest in Receivables, except

     (A) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings,

     (B) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use of such property or assets in the operation of its business,

     (C) Liens existing on the property or assets of the Borrower or any Subsidiary on the date of this Agreement and set forth on Exhibit F,

     (D) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Borrower or a wholly owned Subsidiary,

     (E) any Lien created to secure the purchase price or cost of construction, or to secure Debt incurred to pay the purchase price or cost of construction, of any property acquired by the Borrower or any Subsidiary after the date hereof or any improvements to real property constructed by or for the account of the Borrower or any Subsidiary after the date hereof, provided that (x) any such Lien shall be confined solely to the item or items of property so acquired or constructed (and any theretofore unimproved real property on which such improvements are located), and (y) any such Lien shall be created concurrently with or within twelve months following the acquisition of such property or the completion of construction of improvements thereon,

     (F) Liens (other than Liens on any Excess Interest in Receivables) created in Pool Accounts (as defined in the Receivables Purchase Agreement) pursuant to and in accordance with the terms of the Receivables Purchase Agreement or in other accounts receivable of the Borrower under any similar agreement or arrangement permitted hereunder,

     (G) Liens existing on property including the proceeds thereof and accessions thereto acquired by the Borrower or any Subsidiary (including Liens on assets of any corporation at the time it becomes a Subsidiary, unless such Lien was created in contemplation of such corporation becoming a Subsidiary),

     (H) Liens which constitute rights of set-off of a customary nature or bankers' Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business, including rights of set-off created pursuant to or by virtue of this Agreement and the Notes,

     (I) leases or subleases and license and sublicenses granted to others in the ordinary course of the Borrower's or any Subsidiary's business not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor or licensor under any lease or license,

     (J) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 6.01(i), and Liens to secure appeal bonds, supersedeas bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit) or any other instrument serving a similar purpose; provided, however, that the total amount secured by Liens described in this subsection (J) may not exceed at any time 5% of Consolidated Tangible Net Worth (plus Liens so described that are permitted in accordance with Section 5.02(a)(ii) below),

     (K) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole,

     (L) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, and

     (M) any Lien renewing, extending, or refunding any Lien permitted under clauses (A) through (L), inclusive, of this Section 5.02(a), provided that the principal amount secured is not increased and that such Lien is not extended to other property (other than pursuant to its original terms).

     (ii)  Notwithstanding the provisions contained in subdivision (i) of this
   Section 5.02(a), in addition to the permitted Liens described above, the Borrower and its Subsidiaries, or any of them, may create, assume or suffer to exist other Liens and Excess Interest in Receivables if, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate of (A) the total amount of Debt then secured by such Liens, and (B) the total amount of Excess Interest in Receivables then existing, does not exceed 10% of Consolidated Tangible Net Worth; provided, however, if the aggregate of (A) the total amount of Debt then secured by such Liens, and (B) the total amount of Excess Interest in Receivables then existing, exceeds 10% of Consolidated Tangible Net Worth, no Event of Default shall occur hereunder provided the Borrower simultaneously therewith makes or causes to be made effective provision whereby the indebtedness evidenced by this Agreement and the Notes will be secured by such Liens (pursuant to documentation in form and substance reasonably satisfactory to the Agent and the Majority Lenders) equally and ratably with any and all other Debt thereby secured so long as such other Debt shall be so secured.

   (b) Merger and Consolidation. Merge into or consolidate with or into a corporation, or permit any Subsidiary to do so, except that (i) any Subsidiary may merge or consolidate with any other Subsidiary and any Subsidiary may merge into the Borrower, (ii) the Borrower may merge or consolidate with any other corporation provided that (A) either (1) the Borrower shall be the continuing or surviving corporation, or (2) the successor corporation shall be a solvent corporation organized under the laws of any State of the United States of America with a financial condition at least equal to that of the Borrower at the time of such merger or consolidation, and such corporation shall expressly assume in writing all of the obligations of the Borrower under this Agreement and under the Notes, including all covenants herein and therein contained which assumption shall not otherwise violate any term, condition or provision of this Agreement or the Notes, and such successor shall be substituted for the Borrower with the same effect as if it had been named herein as a party hereto, and (B) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred,
(iii) a Subsidiary may merge into or consolidate with a corporation in connection with such corporation becoming a Subsidiary or being combined with any existing Subsidiary, and (iv) provided that the disposition of such Subsidiary is not otherwise prohibited under the terms of this Agreement (including pursuant to Section 5.02(d)(ii) below), any Subsidiary may merge into or consolidate with a corporation, if after giving effect to such merger or consolidation, neither such Subsidiary nor such corporation is a Subsidiary.

   (c) Change in Nature of Business. Make, or permit any Subsidiary to make, any material change in the nature of its business as carried on at the date hereof; provided, however, that the Borrower and its Subsidiaries may enter into businesses which are appropriate extensions of or are reasonably related or incidental to the current businesses of the Borrower and its Subsidiaries.

   (d) Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of capital stock of any Subsidiary or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any other Subsidiary, except

   (i)  to the Borrower or another Subsidiary;

   (ii) that all shares of stock of any Subsidiary at the time owned by the Borrower or any Subsidiary may be sold as an entirety for a consideration which represents the fair value (as determined in good faith by the Board of Directors of the Borrower) at the time of sale of the shares of stock so sold, provided that after giving effect to the sale thereof the sum of (A) the total assets of all Subsidiaries whose stock is so sold pursuant to this clause (ii) after the date of this Agreement, plus (B) the total assets of all Subsidiaries that have been merged into or consolidated with a corporation pursuant to clause (iv) of Section 5.02(b) after the date of this Agreement, does not exceed 15% of the consolidated total assets of the Borrower;

   (iii) shares of stock of any Subsidiary may be sold if, after giving effect to such sale, such Subsidiary shall continue to be a Subsidiary; and

   (iv) shares of stock of any foreign Subsidiary may be issued to directors of such foreign Subsidiary to satisfy director ownership requirements imposed by applicable local law and shares of stock of foreign Subsidiaries may be issued to Persons to the extent necessary to satisfy local ownership requirements imposed by applicable local law.

   (e) Sales, Etc. of Assets. Transfer, or permit any Subsidiary to Transfer any assets, if after giving effect to such Transfer the sum of (1) the total assets as to which there has been a Transfer not permitted by clauses (i) or (ii) of this Section 5.02(e) after the date of this Agreement, plus (2) the total assets of all Subsidiaries whose stock is sold pursuant to clause (ii) of
Section 5.02(d) after the date of this Agreement, plus (3) the total assets of all Subsidiaries that have been merged into or consolidated with a corporation pursuant to clause (iv) of Section 5.02(b) after the date of this Agreement, would exceed 20% of the consolidated total assets of the Borrower, except that:

   (i) any Subsidiary may Transfer any of its assets to the Borrower or to another Subsidiary and the Borrower may Transfer assets to a wholly-owned Subsidiary that had been transferred to the Borrower from a Subsidiary after the date of this Agreement; and

   (ii) the provisions of this Section 5.02(e) shall not apply to (A) any Transfer made in the ordinary course of business, (B) any Transfer of obsolete assets, (C) any Transfer by the Borrower or any Subsidiary of assets (but not of all or substantially all of its assets) if such Transfer is made pursuant to a plan to replace the assets subject to such Transfer and such replacement occurs no later than six (6) months after the Transfer (or, if replacement is not reasonable by such date, binding commitments to construct and/or acquire replacement assets shall have been entered into no later than six (6) months after the Transfer and such replacement shall occur within a reasonable period of time, which shall in no event exceed eighteen (18) months), or (D) the sale of notes, leases and accounts receivable pursuant to and in accordance with the terms of the Receivables Purchase Agreement or any similar agreement or arrangement permitted under Section 5.02(f) by Sun Microsystems Federal, Inc., Sun Microsystems Finance, Inc., SunSoft, Inc., Sun Technology Enterprises, Inc., SunExpress, Inc. or any other Subsidiary which is or becomes a party to the Receivables Purchase Agreement or any such other agreement or arrangement.

   (f) Sale of Receivables. Sell with recourse, or discount or otherwise sell for less than the face value thereof, or sell with or without recourse for consideration other than cash, or permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, or sell with or without recourse for consideration other than cash, any of its notes or accounts receivable; provided, that the foregoing restrictions shall not apply to (i) any license or sale of products or services in the ordinary course of business where payment for such transactions is made by credit card, provided that the fees and discounts incurred by the Borrower or the Subsidiary in connection therewith shall not exceed the normal and customary fees and discounts incurred for general credit card transactions through major credit card issuers, (ii) the delivery and endorsement to banks in the ordinary course of business by the Borrower or any of its Subsidiaries of promissory notes received in payment of trade receivables, where delivery and endorsement are made prior to the date of maturity of such promissory notes, and the retention by said banks of normal and customary fees and discounts therefor, provided such practice is usual and customary in the country where such activity occurs, and (iii) any sale of notes or accounts receivable (or interests therein) so long as (A) the Borrower or the Subsidiary selling such notes or accounts receives, at the time of the sale, cash consideration of at least (x) with respect to sales under the Receivables Purchase Agreement, the amount determined in accordance with the provisions thereof, and (y) with respect to all other sales, 90% of the aggregate face amount of the notes or accounts receivable (or portions thereof) so sold, and (B) after giving effect to such sale, the outstanding face amount which remains owing from the respective trade debtors under all such notes or accounts receivable sold does not exceed at any time an amount equal to the greater of (1) $250,000,000 or (2) 15% of Consolidated Tangible Net Worth.

   (g) Amendment of Receivables Purchase Agreement. Agree to (i) any amendment to the Receivables Purchase Agreement that amends Section 5.09 of the Receivables Purchase Agreement or the definition of "Permitted Subordinated Interest" (as such term is defined in the Receivables Purchase Agreement) in a manner which would impair the ability of the Borrower and its Subsidiaries pursuant to such Section (as written without giving effect to such amendment) to sell, assign or otherwise dispose of, or create or suffer to exist, any Permitted Subordinated Interest with respect to their interests in any Pool Assets (as such term is defined in the Receivables Purchase Agreement) and the proceeds thereof; provided, however, that the foregoing shall in no way limit the application of the definition of "Receivables Purchase Agreement" as set forth in Section 1.01, or (ii) enter into any other agreement pertaining to the sale of accounts receivable of the Borrower unless such other agreement permits the Borrower to grant to the Lenders a security interest in the Borrower's accounts receivable on terms no less favorable to the Lenders than those contained in the Receivables Purchase Agreement.

   (h) Subsidiary Debt. Permit any Subsidiary organized under the laws of any State of the United States of America to create, incur, assume or suffer to exist any Debt if, after giving effect thereto and to the concurrent repayment of any other Debt, the aggregate Debt of all such Subsidiaries will exceed $120,000,000.

                                   ARTICLE VI

                               EVENTS OF DEFAULT

   SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

   (a) the Borrower shall fail to pay (i) any principal of any Advance when the same becomes due and payable; or (ii) any interest on any Advance or any fees payable hereunder within five (5) Business Days after the same becomes due; or (iii) any other amounts payable hereunder within thirty (30) days of the date of invoice or written demand therefor; or

   (b) any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

   (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(h),5.01(i), 5.02(b), 5.02(c), 5.02(d),
5.02(e), 5.02(g) or 5.02(h); or

   (d) the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement (other than those covered by the other clauses of this Section 6.01) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent at the request of any Lender; or

   (e) (i) the Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument; but only if the effect of such failure to pay, event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared by the creditor to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
(ii) any event shall occur or condition shall exist under any agreement or instrument relating to any Debt of the Borrower or any of its Subsidiaries outstanding in a principal amount in excess of $50,000,000 in the aggregate and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to permit the acceleration by the creditor of, the maturity of such Debt; or

   (f) the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

   (g) any order, judgment or decree is entered in any proceedings against the Borrower or any Restricted Subsidiary decreeing the dissolution of the Borrower or such Restricted Subsidiary and such order, judgment or decree remains unstayed and in effect for more than sixty (60) consecutive days; or

   (h) any order, judgment or decree is entered in any proceedings against the Borrower or any Restricted Subsidiary decreeing a split-up of the Borrower or such Restricted Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Restricted Subsidiary whose assets represent a substantial part, of the consolidated assets of the Borrower (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Restricted Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Borrower (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) consecutive days; or

   (i) a final judgment or order for the payment of money in an amount (not covered by insurance) which exceeds $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and, prior to the payment in full of the amount thereof, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

   (j) any ERISA Termination Event that the Lenders determine in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States district court of a trustee to administer any Plan shall have occurred and be continuing for thirty (30) days after written notice shall have been given to the Borrower by the Agent, or any Plan shall be terminated, or a trustee shall be appointed by an appropriate United States district court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan;

   then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that if an Event of Default specified in Section 6.01(f) shall occur or in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

   SECTION 6.02. Mandatory Prepayment; Event of Early Termination. Notwithstanding anything to the contrary contained herein, in the event that a Change of Control Event shall occur with respect to the Borrower, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.


                                  ARTICLE VII
                                   THE AGENT

   SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the amounts payable hereunder and under the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

   SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an assignee, as provided in Section 8.07;
(ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and
(vi) shall incur no liability under or in respect of this Agreement by acting upon





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
any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

   SECTION 7.03. CUSA and Affiliates. With respect to its Commitment and the Advances made by it and the Notes issued to it, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CUSA were not the Agent and without any duty to account therefor to the Lenders.

   SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

   SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts outstanding under the A Notes then held by each of them (or if no A Advances are at the time outstanding or if any A Notes are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees, court costs and all other reasonable litigation expenses, including, but not limited to, expert witness fees, document copying expenses, exhibit preparation, courier expenses, postage, and communication expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

   SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent, which successor Agent shall (if no Event of Default then exists) be subject to the approval of the Borrower not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within twenty (20) days after the retiring Agent's giving of notice of resignation, then the Borrower may appoint a successor Agent, which successor Agent shall be subject to the approval of the Majority Lenders not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $300,000,000 or an Affiliate thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                                  ARTICLE VIII
                                 MISCELLANEOUS

   SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, 3.02 or 3.03, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, or (f) amend this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement.

   SECTION 8.02. Notices, Payments, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 2550 Garcia Avenue PAL 1-211, Mountain View, California 94043, Attention:
Treasurer, with a copy to the attention of General Counsel at the same address (but with the following mail stop substituted: PAL 1-521); if to any Lender specified on Schedule I, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address c/o Citicorp North America, Inc. at Citicorp Center, One Sansome Street, Suite 2710, San Francisco, California 94104, Attention: J. Kevin Nater; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.
All such notices and communications shall, (i) when telecopied, telegraphed, telexed or cabled, be effective when telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, (ii) when sent by an overnight (next day) courier service, be effective on the Business Day after the date when delivered to such service, and (iii) when mailed, be effective on the fifth Business Day after the date deposited in the mails, except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent, and any notice of default which is given to the Borrower only by means of telecopier shall not be effective until such telecopy is received by the Borrower.

   (b) All payments made or funds delivered to the Agent hereunder shall be made or delivered to the Agent at its Domestic Lending Office or at such other address as the Agent may designate from time to time in a written notice to the other parties.

   SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

   SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on written demand all reasonable costs and expenses incurred by the Agent in connection with the preparation, execution, delivery, administration, modification and amendment and syndication of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on written demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees, court costs, and all other reasonable litigation expenses, including, but not limited to, expert witness fees, document copying expenses, exhibit preparation, courier expenses, postage, communication expenses and other expenses, specifically including reasonable allocated costs of in-house counsel), incurred by the Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this
Section 8.04(a). In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes and the other documents to be delivered hereunder, and agrees to save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

   (b) If any payment of principal of any Eurodollar Rate Advance or B Advance is made other than on the last day of the Interest Period for such A Advance or the applicable maturity date for such B Advance, as the case may be, as a result of a payment pursuant to Section 2.13 or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon written demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Upon the Borrower's written request, any Lender demanding compensation under this
Section 8.04(b) shall furnish to the Borrower a summary statement as to the method of calculation of any such losses, costs or expenses.

   (c) The Borrower agrees to indemnify, protect, defend and hold harmless the Agent and each Lender and each of their

Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses (including, without limitation, reasonable fees and expenses of counsel, including but not limited to court costs and all other reasonable litigation expenses including, but not limited to, expert witness fees, document copying expenses, exhibit preparation, courier expenses, postage, and communication expenses) that may be incurred by or asserted against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation, proceeding or settlement arising out of, related to or in connection with (i) this Agreement or the transactions contemplated by this Agreement or the use of any proceeds of the Advances, (ii) the Advances, the Borrowings or the Commitments, (iii) the failure of the Borrower or any of its Subsidiaries to comply fully with any and all Environmental Laws applicable to it, or (iv) any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or substantially all of the assets of any Person (including, without limitation, the Borrower), whether or not an Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If an Indemnified Party settles, compromises or accepts a default judgment on any claim, demand or cause of action for which it is otherwise entitled to indemnification by the Borrower hereunder without the Borrower's prior written consent, which consent shall not be unreasonably withheld or delayed, the Borrower shall be relieved of the obligation hereunder to indemnify and hold harmless such Indemnified Party with respect to such settlement, compromise or default judgment. If an Indemnified Party appeals any judgment or award for which it is otherwise entitled to indemnification by the Borrower without the Borrower's prior written consent, which consent shall not be unreasonably withheld or delayed, Borrower shall be relieved of the obligation hereunder to indemnify and hold harmless such Indemnified Party with respect to any incremental claim, damage, loss, liability, obligation, penalty, action, judgment, suit, cost, disbursement or expense arising out of such appeal.

   (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 8.04 shall survive the termination of this Agreement, the termination of the Commitments and the payment in full of the Notes.

   SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and

(ii) the making of the request or the granting of the consent specified by
Section 6.01 to authorize the Agent to declare the Advances and all other amounts payable under this Agreement to be forthwith due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have. The Borrower hereby authorizes CUSA, in accordance with the provisions of this Section 8.05, to so set-off and apply any and all such deposits held and other indebtedness owing by Citibank or any other Affiliate of CUSA to or for the credit or the account of the Borrower and hereby authorizes Citibank and each such Affiliate to permit such set-off and application by CUSA.

   SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

   SECTION 8.07. Assignments and Participations. (a) Each Lender may assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the A Advances owing to it and the A Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any B Advances or B Notes), (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an assignee reasonably acceptable to the Agent and consented to by the Borrower, which consent shall not be unreasonably withheld; provided, however, that the consent of the Borrower shall not be required with respect to any such assignment by CUSA to Citibank or any other Affiliate of CUSA of any Advance made by CUSA or any such assignment by any other Lender to an Affiliate of such Lender of any Advance made by such Lender, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any A Note or Notes subject to such assignment and a processing and recordation fee of $2,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

   (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

   (c) The Agent shall maintain at its address referred to in Section 8.02(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the A Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

   (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee acceptable to the Agent and reasonably consented to by the Borrower together with any A Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

   (e) Each Lender may assign to one or more banks or other entities any B Note or Notes held by it.

   (f) A Lender may at any time grant participations to one or more banks or other entities in or to all or any part of its rights and obligations under this Agreement or any Borrowings hereunder without the consent of the Borrower or the Agent; provided, however, that (i) the Borrower and the Agent shall be entitled to continue to deal solely with the granting Lender regarding notices, payments, payment instructions and any other matters arising pursuant to this Agreement; (ii) the granting Lender's obligations under this Agreement shall remain unchanged and the granting Lender shall remain solely responsible for the performance thereof, and (iii) the granting Lender shall remain the holder of its Note(s) for all purposes under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree, without the consent of the participant, to any modification, amendment or waiver of any provision of this Agreement described in clauses (b), (c) or (d) of Section 8.01, or to the release of any Lien that may at any time be created to secure any obligations owing to the Agent and/or the Lenders hereunder or under the Note.

   (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree, pursuant to Section 8.11, to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

   (h) Notwithstanding anything else contained herein, each Lender may assign, as collateral or otherwise, any of its rights (including, without limitation, rights to payments of principal or interest) under this Agreement to any Federal Reserve Bank without notice to or the consent of the Borrower or the Agent and without any requirement that the assignee assume any obligations of such Lender hereunder.

   (i) If any Eurodollar Reference Bank or its Lender Affiliate assigns its Notes to an unaffiliated institution, the Agent shall, in consultation with the Borrower and with the consent of the Majority Lenders, appoint another bank to act as a Eurodollar Reference Bank hereunder, and pending such appointment, the Eurodollar Rate shall be determined on the basis of the remaining Eurodollar Reference Bank(s).

   SECTION 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

   SECTION 8.09. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

   SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

   SECTION 8.11. Confidentiality. In accordance with normal procedures regarding proprietary information supplied by customers, each of the Lenders agrees to keep confidential and to cause its employees, agents and representatives to keep confidential information relating to the Borrower or any Subsidiary received pursuant to or in connection with this Credit Agreement and the transactions contemplated hereby, provided that nothing herein shall be construed to prevent the Agent or any Lender from disclosing such information
(i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Agent or such Lender, (iii) which has been publicly disclosed, (iv) which has been lawfully obtained by any of the Lenders from a Person other than the Borrower or any Subsidiary, the Agent or any other Lender, or (v) to any participant in or assignee of, or prospective participant in or assignee of, all or any part of the rights and obligations of such Agent or such Lender under this Agreement or any Advances hereunder (provided that such participant or assignee, or prospective participant or assignee, agrees to comply with the confidentiality requirements set forth in this Section 8.11).

   SECTION 8.12. Termination. Except as otherwise provided in this Agreement and the Notes and the other agreements and instruments executed pursuant hereto, all rights and obligations hereunder and thereunder shall terminate when all amounts payable under this Agreement, the Notes and such other agreements shall have been paid in full and no Lender shall have any Commitment hereunder; provided, however, that notwithstanding the foregoing the Borrower shall remain liable for all of its obligations hereunder and thereunder to indemnify or reimburse the Agent and the Lenders, including, without limitation, pursuant to the provisions of Sections 2.12, 2.15 and 8.04 hereof.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       SUN MICROSYSTEMS, INC.


                                       By: ______________________________

                                           Name: ________________________

                                           Title: _______________________


                                       CITICORP USA, INC., as Agent


                                       By: ______________________________
                                           Vice President


Commitment                             Lenders


$15,000,000                            CITICORP USA, INC.

                                       By: _______________________________
                                           Title: Vice President

$11,250,000                               BANK OF AMERICA
                                          NATIONAL TRUST AND SAVINGS ASSOCIATION

                                          By: _________________________________
                                              Title: __________________________


$11,250,000                               ABN AMRO BANK N.V
                                          SAN FRANCISCO INTERNATIONA BRANCH

                                          By: _________________________________
                                              Title: __________________________

                                          By: _________________________________
                                              Title: __________________________


$11,250,000                               THE FIRST NATIONAL BANK OF BOSTON

                                          By: _________________________________
                                              Title: __________________________

                                          By: _________________________________
                                              Title: __________________________


$11,250,000                               BARCLAYS BANK PLC

                                          By: _________________________________
                                              Title: __________________________


$11,250,000                               MORGAN GUARANTY TRUST COMPANY
                                          OF NEW YORK

                                          By: _________________________________
                                             Title: ___________________________



$11,250,000                               THE FUJI BANK, LIMITED,
                                          SAN FRANCISCO AGENCY

                                          By: _________________________________
                                              Title: __________________________


$11,250,000                               THE BANK OF CALIFORNIA, N.A.

                                          By: _________________________________
                                              Title: __________________________

$11,250,000                                THE SAKURA BANK, LIMITED,
                                           SAN FRANCISCO AGENCY

                                           By: _________________________________
                                               Title: __________________________


$11,250,000                                BANQUE NATIONALE DE PARIS

                                           By: _________________________________
                                               Title: __________________________


$11,250,000                                BAYERISCHE VEREINSBANK AG,
                                           LOS ANGELES AGENCY

                                           By: _________________________________
                                               Title: __________________________

                                           By: _________________________________
                                               Title: __________________________


$11,250,000                                THE INDUSTRIAL BANK OF JAPAN,
                                           LIMITED, SAN FRANCISCO AGENCY

                                           By: _________________________________
                                               Title: __________________________


$11,250,000                                SWISS BANK CORPORATION

                                           By: _________________________________
                                               Title: __________________________


____________
$150,000,000                               Total of the Commitments





[2394.AGRE]E19883

                                  EXHIBIT A-l

                                 FORM OF A NOTE

U.S.$___________                                          Dated:  _______, 19__

                 FOR VALUE RECEIVED, the undersigned, SUN MICROSYSTEMS, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _______________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of each A Advance (as defined in the Credit Agreement) made by the Lender to the Borrower pursuant to the Credit Agreement on the last day of the Interest Period (as defined in the Credit Agreement) for such A Advance and otherwise in accordance with the provisions of the Credit Agreement.

                 The Borrower promises to pay interest on the unpaid principal amount of each A Advance from the date of such A Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

                 Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc., as Agent, at its account with Citibank, N.A., 399 Park Avenue, New York, New York 10043, in same day funds, or at such other address or account as the Agent may designate from time to time in a written notice to the Borrower. Each A Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

                 This Promissory Note is one of the A Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of June 1, 1994 (the "Credit Agreement"), among the Borrower, the Lender and certain other lenders parties thereto, and Citicorp USA, Inc., as Agent for the Lender and such other lenders. The Credit Agreement, among other things, (i) provides for the making of the A Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such A Advance being further evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.





                                     A-1-1

                 The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

                 This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of California.

                                SUN MICROSYSTEMS, INC., a Delaware corporation

                                By:___________________________________________

                                Name:_________________________________________

                                Title:________________________________________





                                     A-1-2

                                  A NOTE GRID





                                     A-1-3

                                  EXHIBIT A-2

                                 FORM OF B NOTE

                                                         Dated:  _________, 19__

                 FOR VALUE RECEIVED, the undersigned, SUN MICROSYSTEMS, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _______________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below), the principal amount of each B Advance (as defined in the Credit Agreement) made by the Lender to the Borrower pursuant to the Credit Agreement on the maturity date of such B Advance as is specified in the related Notice of B Borrowing (as defined in the Credit Agreement) delivered by the Borrower pursuant to Section 2.03(a)(i) of the Credit Agreement.

                 The Borrower promises to pay interest on the unpaid principal amount of each B Advance from the date of such Advance until such principal amount is paid in full, at such interest rates and payable at such times as are specified pursuant to the provisions of Section 2.03 thereof.

                 Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc., as Agent, at its account with Citibank, N.A., as Agent, at 399 Park Avenue, New York, New York 10043, in same day funds, or at such other address or account as the Agent may designate from time to time in a written notice to the Borrower. Each B Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of the principal hereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

                 This Promissory Note is one of the B Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of June 1, 1994 (the "Credit Agreement"), among the Borrower, the Lender and certain other lenders parties thereto, and Citicorp USA, Inc., as Agent for the Lender and such other lenders. The Credit Agreement, among other things, (i) provides for the making of B Advances by the Lender, in its sole discretion, to the Borrower from time to time pursuant to the provisions of the Credit Agreement, the indebtedness of the Borrower resulting from each such B Advance being further evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events. The Borrower shall have no right to





                                     A-2-1
prepay any principal amount hereof except upon the terms and conditions specified pursuant to the Credit Agreement.

                 The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

                 This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of California.

                               SUN MICROSYSTEMS, INC., a Delaware corporation


                               By:___________________________________________

                               Name:_________________________________________

                               Title:________________________________________





                                     A-2-2

                                  B NOTE GRID





                                     A-2-3

                                  EXHIBIT B-1

                             NOTICE OF A BORROWING




Citicorp USA, Inc., as Agent
         for the Lenders parties
         to the Credit Agreement
         referred to below
Citicorp Center
One Sansome Street, Suite 2710    [Date]
San Francisco, California 94104


                 Attention:  _____________________

Gentlemen:

                 The undersigned, Sun Microsystems, Inc., refers to the Credit Agreement, dated as of June 1, 1994 (the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citicorp USA, Inc., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests an A Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such A Borrowing (the "Proposed A Borrowing") as required by Section 2.02(a) of the Credit Agreement:

         (i)     The Business Day of the Proposed A Borrowing is __________,
19__.

         (ii) The Type of A Advances comprising the Proposed A Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

         (iii) The aggregate amount of the Proposed A Borrowing is $_______________.

         (iv) The Interest Period for each A Advance made as part of the Proposed A Borrowing is [____ days] [____ month[s]].

                 The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed A
Borrowing:

         (A) the representations and warranties contained in Section 4.01 are correct, before and after giving effect to the Proposed A Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations or warranties specifically relate to





                                     B-1-1
an earlier date, in which case they shall be true and correct as of such date);

         (B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed A Borrowing or from the application of the proceeds therefrom; and

         (C) the aggregate amount of the Proposed A Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

                                     Very truly yours,

                                     SUN MICROSYSTEMS, INC.


                                     By:_____________________________________

                                     Name:___________________________________

                                     Title:__________________________________





                                     B-1-2

                                  EXHIBIT B-2

                             NOTICE OF B BORROWING




Citicorp USA, Inc., as Agent
         for the Lenders parties
         to the Credit Agreement
         referred to below
Citicorp Center
One Sansome Street, Suite 2710    [Date]
San Francisco, California 94104


                 Attention:  _______________________

Gentlemen:

                 The undersigned, Sun Microsystems, Inc., refers to the Credit Agreement, dated June 1, 1994 (the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citicorp USA, Inc., as Agent for said Lenders, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a B Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such B Borrowing (the "Proposed B Borrowing") is requested to be made:

         (A)     Date of B Borrowing               _________________________
         (B)     Amount of B Borrowing             _________________________
         (C)     Maturity Date                     _________________________
         (D)     Interest Rate Basis               _________________________
         (E)     Interest Payment Date(s)          _________________________
         (F)     _______________________           _________________________
         (G)     _______________________           _________________________
         (H)     _______________________           _________________________

                 The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed B
Borrowing:

         (a) the representations and warranties contained in Section 4.01 are correct, before and after giving effect to the Proposed B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations or warranties specifically relate to an earlier date, in which case they shall be true and correct as of such date);





                                     B-2-1

         (b) no Default or Event of Default has occurred and is continuing, or would result from the Proposed B Borrowing or from the application of the proceeds therefrom; and

         (c) the aggregate amount of the Proposed B Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

                 The undersigned hereby confirms that the Proposed B Borrowing is to be made available to it in accordance with Section 2.03(a)(vi) of the Credit Agreement.

                                      Very truly yours,

                                      SUN MICROSYSTEMS, INC.


                                      By:______________________________________

                                      Name:____________________________________

                                      Title:___________________________________





                                     B-2-2

                                   EXHIBIT C

                           ASSIGNMENT AND ACCEPTANCE

Dated __________ ___, 19__

                 Reference is made to the Credit Agreement dated as of June 1, 1994 (the "Credit Agreement") among Sun Microsystems, Inc., a Delaware corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Citicorp USA, Inc., as Agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

                 _______________ (the "Assignor") and _______________ (the
"Assignee") agree as follows:

                 1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of B Advances) which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement (other than in respect of B Advances), including, without limitation, such interest in the Assignor's Commitment and the A Advances owing to the Assignor. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the A Advances owing to the Assignee will be as set forth in Section 2 of
Schedule 1.

                 2. The Assignor (i) represents and warrants as of the Effective Date (as defined below) that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any liens or encumbrances; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) except as stated in clause (i) of this Paragraph 2, makes no representation or warranty of any kind relating to the Borrower or the Credit Agreement.

                 3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof. [Note: the following sentence is included only if the Assignee is organized under the laws of a jurisdiction outside the United
States: The Assignee attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty] [Note:
the following sentence is included if the Assignee is organized under the laws of a jurisdiction within the United States: The Assignee attaches a statement conforming to the requirements of United States Treasury Regulation 1.1441-5(b)].

                 4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent, unless otherwise specified on Schedule 1 hereto (the "Effective Date").

                 5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

                 6. Upon such acceptance and recording by the Agent, from and after the Effective Date the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment and other fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

                 7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

                 IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

                                   EXHIBIT C

                                   Schedule 1

                                       to

                           Assignment and Acceptance

                              Dated _______, 19__

Section 1.

         Percentage Interest:                                     _________%

Section 2.

         Assignee's Commitment:                                   $_________

         Aggregate Outstanding Principal
                 Amount of A Advances owing to the
                 Assignee:                                        $_________

         Assignor's Retained Commitment:                          $_________

Section 3.

         Effective Date:                                          _____, 19__

                                              [NAME OF ASSIGNOR]

                                            By:______________________________
                                            Title:___________________________


                                              [NAME OF ASSIGNEE]


                                            By: _____________________________
                                           Title:


                                        Domestic Lending Office (and address
                                        for notices):

                                        [Address]

                                        Eurodollar Lending Office

                                        [Address]

Consented to this ___ day
of ________________, 19__

SUN MICROSYSTEMS, INC.,


By: __________________________

Name: ________________________

Title: _______________________


Accepted this _______ day
of ________________, 19__


CITICORP USA, INC.


By:____________________________
         Vice President

                                   EXHIBIT E
                        COVENANT COMPLIANCE CERTIFICATE


Citicorp USA, Inc. as Agent
   for the Lenders parties
   to the Credit Agreement
   referred to below
Citicorp Center
One Sansome Street, Suite 2710
San Francisco, California 94111

                          Attention:  _______________________

Gentlemen:

                 I, the undersigned, the _________________________ of Sun
Microsystems, Inc., do hereby certify, represent and warrant  that:

         1. This Certificate is furnished pursuant to Section 5.01(e)(iii) of that certain Credit Agreement dated as of June 1, 1994 (the "Credit Agreement", the terms defined therein being used herein as therein defined) among Sun Microsystems, Inc. (the "Borrower"), certain Lenders parties thereto and Citicorp USA, Inc., as Agent for such Lenders.

         2. Schedule 1 attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Credit Agreement, all of which data and computations are complete, true and correct.

         3. No Default or Event of Default under the Credit Agreement has occurred and is continuing.

         4. The representations and warranties set forth in Section 4.01 of the Credit Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except to the extent such representations or warranties specifically relate to an earlier date, in which case they shall be true and correct as of such date).

         5. Schedule 2 attached hereto describes all changes in Exhibit G to the Credit Agreement that have not been reflected on previous certificates furnished pursuant to Section 5.01(e)(iii) of the Credit Agreement. [This Paragraph 5 is given only annually, with year-end financial statements.]

         Executed this ____ day of _____________, 19__.



                                        ____________________________________

                                        Name:_______________________________

                                        Title:______________________________

                                   Schedule 1
                                       To
                             Compliance Certificate
                   For the _________ Ended ____________, 19_
      I.  SECTION 5.01(h):  Debt to Consolidated Tangible Net Worth

                 A.       Total Debt:                               $___________

                 B.       Consolidated total assets:                $___________

                 C.       Consolidated total liabilities:           $___________

                 D.       Intangibles and other exclusions
                          (if any):
                                                                    $___________

                 E.       Consolidated Tangible Net Worth
                          (B - C - D):
                                                                    $___________

                 F.       Ratio of A to E:                          ____ to 1.00

                 G.       Maximum ratio:                             .45 to 1.00

    II.   SECTION 5.01(i): Fixed Charge Ratio

                 A.       Adjusted EBIT for previous 12 months:     $___________

                 B.       Fixed Charges for previous 12 months:     $___________

                 C.       Ratio of A to B:                           ___ to 1.00

                 D.       Minimum ratio:                           1.25 to 1.00*

                                                                   .50 to 1.00**

   III.   SECTION 5.02(h):  Subsidiary Debt

              A.       U.S. Subsidiary Debt:                        $___________

              B.       Maximum U.S. Subsidiary Debt:                $120,000,000

         * applicable to the twelve month period ending on the last day of the first fiscal quarter of any fiscal year of the Borrower

         ** applicable to the twelve month periods ending on the last day of the second, third or fourth fiscal quarters of any fiscal year of the Borrower

                                   Schedule 2



         Set forth below are all changes in the information contained in Exhibit G to the Credit Agreement that have not been reflected on a previous
Schedule 2:



               [List all changes; if there are none, so indicate]

                                   EXHIBIT F

                                     LIENS

1. The First Deed of Trust, Assignment of Leases, Rents and Other Income and Security Agreement dated as of May 11, 1989 in the amount of $40,000,000 covering the real property located at San Antonio Road, Palo Alto, California ( the "Palo Alto Property") among Sun Microsystems Properties, Inc. ("Grantor"), Chicago Title Insurance Company ("Trustee"), and The Toyo Trust and Banking Company, Limited, New York Branch ("Beneficiary").

2. UCC-1 Financing Statement dated May 11, 1989 under which Grantor grants to Beneficiary a security interest in all personal property which is owned by Grantor and located at the Palo Alto Property.

                                   EXHIBIT G

                             SUN MICROSYSTEMS, INC.
                                  SUBSIDIARIES

                                                                    DATE           PLACE OF
                            NAME                                INCORPORATED     INCORPORATION
- - - -------------------------------------------------------------  ---------------   ------------
Sun Microsystems of California, Inc.                           April 1982        California
Solaris Corporation                                            April 1983        California *
Sun Microsystems Ltd                                           December 1984     U.K.
Sun Microsystems Europe, Inc.                                  March 1984        California
Sun Microsystems GmbH                                          April 1984        Germany
Sun Microsystems France, S.A.                                  September 1984    France
Sun Microsystems Federal, Inc.                                 October 1984      California
Sun Microsystems (Barbados), Ltd.                              December 1984     Barbados
Sun Microsystems of Canada, Inc.                               February 1985     Canada
Nihon Sun Microsystems K.K.                                    March 1986        Japan
Sun Microsystems Nederland B.V.                                June 1986         netherlands
Sun Microsystems Oy                                            October 1990      Finland
Sun Microsystems Australia Pty. Ltd.                           July 1986         Australia
Sun Microsystems (Schweiz) A.G.                                June 1987         Switzerland
Sun Microsystems of California, (Hong Kong) Ltd.               June 1987         Hong Kong
Sun Microsystems Italia S. p.A.                                July 1987         Italy
Sun Microsystems of California (Services), Ltd.                July 1987         Hong Kong
Sun Microsystems AB                                            September 1987    Sweden
Sitka Corporation                                              March 1988        California
Sun Microsystems (NZ) Ltd.                                     December 1988     New Zealand
Sun Microsystems Holdings Ltd                                  November 1988     Wales
Sun Microsystems Iberica S.A.                                  January 1989      Spain
Sun Microsystems Ireland, Ltd.                                 March 1993        Ireland *
Sun Microsystems Scotland Ltd                                  January 1989      U.K.
Sun Microsystems Benelux B.V.                                  February 1989     Netherlands
Unisol Corporation                                             February 1989     Japan
Sun Microsystems Properties, Inc.                              March 1989        California
sun Microsystems Europe Properties, Ltd.                       June 1992         California
Sun Microsystems Technology Pty. Ltd.                          May 1989          Australia
Sun Microsystems Finance, Inc.                                 August 1989       California
Sun Acquisitions, Inc.                                         September 1990    California
Sun Microsystems Laboratories, Inc.                            February 1991     California
Sun Technology Enterprises, Inc.                               February 1991     California
SunExpress, Inc.                                               March 1991        California
SunExpress International, Inc.                                 August 1992       California
SunSoft, Inc.                                                  March 1991        California
SunSoft International, Inc.                                    June 1993         California
SunSoft Subsidiary, Inc.                                       July 1987         Delaware
Sun Microsystems Computer Corporation                          March 1991        California
Sun Microsystems Intercontinental Operations                   April 1992        California
Sun Microsystems Management Services                           April 1992        California
Sun Microsystems do Brasil Industria e Comercio Ltda.          February 1991     Brazil
Sun Microsystems de Mexico, S.A. de C.V.                       January 1992      Mexico
Sun Microsystems de Venezuela, S.A.                            May 1992          Venezuela
Sun Microsystems Belgium                                       January 1991      Belgium
Sun Microsystems International B.V.                            June 1991         Netherlands
Sun Microsystems Scotland B.V.                                 June 1991         Scotland
Sun Microsystems Korea Ltd.                                    December 1990     Korea
Sutherland, Sproull & Associates, Inc.                         March 1991        California *
First Person, Inc.                                             July 1992         California
Sun Microsystems Distributions International Inc.              December 1991     California

* non -- Restricted Subsidiary

                                   EXHIBIT H

                              RESPONSIBLE OFFICERS

                     NAME OF                                PERSON OCCUPYING
                EXECUTIVE OFFICE                           OFFICE AT CLOSING
- - - -------------------------------------------------    ------------------------------
President-CEO                                        Scott McNealy
V.P., Chief Financial Officer                        Michael Lehman
V.P., Chief Technical Officer                        Bill Joy
V.P., General Counsel & Secretary                    Michael H. Morris
V.P., Treasurer                                      Richard Barker
V.P. Corporate Planning & Development                William Raduchel

                                        3